Exhibit 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL 60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	October 10, 2014

COMPANY:        General Employment Enterprises, Inc.

General Employment Enterprises, Inc. Receives Notice of Noncompliance from NYSE MKT Over Fees

NAPERVILLE, IL, October 10, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the “Company” or “General Employment”) received a letter (the “Letter”) from NYSE MKT, LLC (the “NYSE MKT”) dated October 3, 2014, which stated, among other things, that the Company is currently delinquent in paying certain fees with NYSE MKT. The Company has since made all payments through the May 29th invoices and expects to have all payments for invoices through September 29th paid no later than November 17th. The Letter further indicates that the Company is noncompliant with Section 1003(f)(iv) of the Company Guide and has become subject to the procedures and requirements of Section 1009.

The Company was previously granted an extension of time until December 6, 2014 to regain compliance as it relates to, among other things, that the Company has equity less than $4 million and has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years and, in the opinion of NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition, pursuant to Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT’s Company Guide, respectively. The Company continues to make progress on the plan submitted to the NYSE MKT and expects to be compliant on or before the December 6, 2014 requirement.

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

CONTACT:        Andrew J. Norstrud

Chief Executive Officer

Phone: (813) 769-3580

Fax: (630) 954-0595

E-mail: andrew.norstrud@genp.com

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893. The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements. Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.